Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515

FOR IMMEDIATE RELEASE

Media (North America): Jon Harris, +1.630.598.8661
Analysts: Melissa Napier, +1.630.598.8739

SARA LEE CORP. ANNOUNCES CJ FRALEIGH, CHIEF EXECUTIVE OFFICER,
NORTH AMERICA, HAS RESIGNED FROM THE COMPANY

Commences CEO Search for North American Meats Business; Current Sara Lee Corp.
CEO Marcel Smits Will Lead the North American Business

DOWNERS GROVE, Ill. (Sept. 12, 2011) — Sara Lee Corp. (NYSE: SLE) today announced that CJ Fraleigh, chief executive officer of North America, has resigned from the company to pursue other opportunities. The company has commenced a search for Fraleigh’s successor, with the objective of making an appointment as soon as possible. In the interim, Sara Lee Corp. Chief Executive Officer Marcel Smits will also assume responsibilities for leading the North American business, and Fraleigh will be available to Smits during this transition.

“CJ played an important role in taking the North American business to this stage in its development,” said Jan Bennink, executive chairman of the board of Sara Lee Corp. “We now believe that a different approach is needed to transition the North American business into a pure-play company.”

“On behalf of the board, we thank CJ for his contributions,” added Bennink. “Under his leadership, the North American business significantly improved its profitability, increased its rate of innovation and streamlined operations.  He contributed to the development of what we believe is a solid strategy for the future and we wish him well in his future endeavors.”

“We have a talented, experienced and highly capable North American senior team, and I look forward to working with them to drive the business forward during this transition,” said Smits.

Smits joined Sara Lee as chief financial officer in October 2009 and was appointed chief executive officer in January 2011.

In January, the company announced its intention to split into two separate publicly-held companies – “CoffeeCo” (International Coffee & Tea) and “MeatCo” (North American Meats).  Last week, the company appointed Michiel Herkemij as chief executive officer of “CoffeeCo.” The company remains on track to execute the spin-off in the first half of calendar 2012.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Sara Lee and Senseo. Collectively, our brands generate nearly $9 billion in annual net sales from continuing operations. Sara Lee has approximately 20,000 employees in its continuing operations worldwide. In January, 2011, Sara Lee Corp. announced that it will divide the company into two pure-play publicly-traded companies. One company will be focused around the current International Coffee and Tea business, while the other company will be focused on the North American Retail Meats and North American Foodservice businesses. For more information on this news, and on Sara Lee’s brands, please visit www.saralee.com.

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